Exhibit 99.a4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SOURCE CAPITAL, INC.

Source Capital, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:        That the Board of Directors of Source Capital, Inc. duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

“RESOLVED, that Section E of Article IV of the Certificate of Incorporation of the Company be amended to add the following subsection (iv):

“(iv) The vote of two-thirds of the outstanding shares of each class of stock entitled to be cast shall be necessary to authorize any of the following actions: (a) a merger or consolidation of the corporation (in which the corporation is not the surviving company) either with an open-end investment company or with a closed-end investment company unless such closed-end investment company’s Certificate of Incorporation requires a two-thirds or greater vote of each class of such company’s stock entitled to be cast to approve the types of transactions described in this paragraph; (b) the dissolution of the corporation; (c) the sale of all or substantially all of the assets of the corporation to any person (as such term is defined in the Investment

Company Act of 1940); or (d) any amendemnt to this Certificate of Incorporation which makes any class of the corporation’s stock a redeemable security (as such term is defined in the Investment Company Act of 1940) or reduces the two-thirds vote required to authorize the actions listed in this paragraph.”

SECOND:                      That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:                                That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Source Capital, Inc. has caused its corporate seal to be affixed and this certificate to be signed by George H. Michaelis, its President, and attested by Lois L. Summers, its Secretary this 20th day of May, 1981.

SOURCE CAPITAL, INC.

		BY	/s/ George H. Michaelis
President

ATTEST:

BY	/s/ Lois L. Summers
Secretary

[Delaware Seal]